Contact:  Jim  Kerrigan
          Lantronix
          (949)  453-7115
          jimk@lantronix.com


                   LANTRONIX SETTLES U.S. SOFTWARE LITIGATION

     COMPANY CONTINUES PROGRESS IN RESOLVING OLD DISPUTES; WILL ISSUE STOCK

Irvine, Calif. (September 4, 2003) - Lantronix, Inc. (Nasdaq: LTRX), today announced that the company has reached a settlement of the securities and employment claims brought by the founders of United States Software Corporation, a company Lantronix acquired in December 2000.

"We are pleased to have eliminated another old dispute from our plate, as we continue to reposition Lantronix for the future," said Marc Nussbaum, CEO and President of Lantronix. "I am especially pleased that we were able to use stock to resolve the matter and avoid a substantial cash settlement. We continue to carefully manage the company's cash while investing for long-term profitability and growth."

Under terms of the settlement, Lantronix will release approximately $400,000 in cash and 49,038 shares of Lantronix stock already set aside in an escrow. The release of the cash and shares from escrow does not reduce the company's cash balance, as the escrow was established and the cash and shares set aside at the time of the U.S. Software Acquisition in December 2000. In addition, Lantronix will issue additional shares of common stock with an aggregate value of approximately $1.5 million upon receipt of court approval or, in the alternative, upon registration of the newly issued shares, in exchange for a complete release of all claims. The settlement is subject to certain conditions, which may be waived by Lantronix.

The company expects to take a one-time charge in connection with the settlement arrangement of approximately $1.5 million in its financial statements for the fiscal quarter and year ended June 30, 2003, which the company expects to file with the Securities and Exchange Commission on Form 10-K on or before September 30, 2003.


ABOUT  LANTRONIX,  INC.

     Lantronix, Inc. (NASDAQ: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.

Lantronix  is  a  registered  trademark  of  Lantronix,  Inc.

                                     #  #  #

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to Lantronix' ability to cost-effectively resolve the lawsuits and the SEC investigation that are still pending. The company undertakes no obligation to update these forward-looking statements. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.